Exhibit 10.10

MANITOWOC FOODSERVICE

SEVERANCE PAY PLAN

MANITOWOC FOODSERVICE

SEVERANCE PAY PLAN

TABLE OF CONTENTS

Introduction	1

This document sets forth the terms of the Manitowoc Foodservice Severance Pay Plan as it applies to individuals employed in the United States. You should review this document carefully so that you will better understand your rights and benefits under the Plan.

Terms and Conditions	2

This document uses a number of specific legal terms when defining your rights under the Plan. Whenever a word begins with a capital letter, you should assume that the word has a specific legal meaning and that the word is defined somewhere in this document. This section defines many of the key terms and conditions that are necessary to your understanding of the Plan.

Severance Benefits	4

The Plan will provide selected Eligible Employees with severance benefits that are designed to meet the specific facts and circumstances of each such termination. Severance benefits do not need to be uniform and no Employee shall have any right to any benefits or to any form of benefits except to the extent provided in a valid written severance offer from an authorized representative of Manitowoc and, if applicable, subject to the terms of a required Release Agreement.

Application for Benefits	6

In order to receive your benefits, you must file an application for such benefits with the Plan Administrator. This section describes the application process and your right to have a decision regarding your benefits reviewed.

Miscellaneous Information	8

The following information is important to your understanding of the Plan and is provided to further clarify how the Plan operates.

Legal Rights and Obligations	12

This section describes your rights under the Employee Retirement Income Security Act of 1974 (as amended) (“ERISA”).

Plan Administration	14

You may need to contact Manitowoc or the Plan Administrator if you have any questions regarding the Plan. The following information will help you to do this.

This document sets forth the terms of the Manitowoc Foodservice Severance Pay Plan as it applies to individuals employed in the United States. You should review this document carefully so that you will better understand your rights and benefits under the Plan.

Manitowoc Foodservice, Inc. (“Manitowoc”) has adopted the Manitowoc Foodservice Severance Pay Plan (the “Plan”), as set forth herein. The Plan is designed to help employees of Manitowoc and Related Employers to understand how severance benefits are determined and administered. No employee is guaranteed to receive any benefits under this Plan.

The Plan is an unfunded welfare benefit plan for purposes of ERISA and a severance pay plan within the meaning of United States Department of Labor regulations Section 2510.3-2(b). The Plan is also intended to be exempt from the application of Code Section 409A.

This booklet serves as both the Plan document and summary plan description effective as of March 4, 2016. This booklet supersedes any prior version of the Plan and the Plan itself supersedes any other severance plan, program, policy or other similar arrangement, whether formal or informal, if any, previously maintained by Manitowoc or any other Related Employer. To the extent that any provision in this booklet is ambiguous or to the extent that it is unclear how the terms should apply in a specific situation, then Manitowoc has the sole discretionary authority to interpret and apply this Plan.

This booklet is not intended to provide you with tax or legal advice regarding your benefits under the Plan.

This document uses a number of specific legal terms when defining your rights under the Plan. Whenever a word begins with a capital letter, you should assume that the word has a specific legal meaning and that the word is defined somewhere in this document. This section defines many of the key terms and conditions that are necessary to your understanding of the Plan.

Unless a different meaning is clearly required by the context, the following words, when used in this Plan, shall have the meaning(s) set forth below.

(a) Code. The Code refers to the Internal Revenue Code of 1986, as amended from time to time, and as interpreted by applicable regulations and rulings.

(b) Eligible Employees. The Plan is available only to employees of Manitowoc and other Related Employers. An employee who is covered under a collective bargaining agreement is not eligible to receive any benefits under this Plan.

(c) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time, and as interpreted by applicable regulations and rulings.

(d) Manitowoc. Manitowoc refers to Manitowoc Foodservice, Inc. and any successor thereto. Any action or authority designated to Manitowoc under this Plan may be exercised by Manitowoc’s Board of Directors or any delegate or designee of the Board of Directors.

(e) Participant. A Participant shall refer only to an Eligible Employee who is entitled to receive severance benefits in accordance with a written communication from an authorized representative of Manitowoc. That written communication will describe all benefits that will be provided for an individual Participant in this Plan. Eligible Employees may also be required to execute a valid Release Agreement in order to become a Participant in the Plan and receive severance benefits under the Plan.

(g) Plan. The Manitowoc Foodservice Severance Pay Plan, as stated herein and as amended from time to time.

(h) Plan Administrator. Manitowoc serves as the Plan Administrator and shall be the named fiduciary that controls and manages the operation and administration of the Plan.

(i) Plan Year. The calendar year.

(j) Related Employer. Any entity that is related to Manitowoc (as determined under Code Sections 414(b), (c) or (m)) which, consistent with written authorization of Manitowoc’s Board of Directors or its express delegate(s), has adopted this Plan. As of the date of this Plan document, the following entities are Related Employers under this Plan: All Manitowoc subsidiaries with employees in the United States. By its adoption of this Plan, a Related Employer shall be deemed to appoint Manitowoc as its exclusive agent to exercise on its behalf all power and authority conferred under this Plan. Manitowoc’s authority to act as such agent shall continue until this Plan is terminated by Manitowoc or as to that respective Related Employer.

(k) Release Agreement. A written agreement prepared by an authorized representative of Manitowoc which sets forth the specific severance benefits offered to the Eligible Employee and requires a release of any claims that the Eligible Employee might have against Manitowoc and/or any Related Employer(s) and employees, agents and officers of Manitowoc and all Related Employers and other similarly situated individuals. When preparing a Release Agreement, Manitowoc shall act in its capacity as an employer and not in any fiduciary capacity under ERISA. Manitowoc need not use the same Release Agreement for each Eligible Employee.

SEVERANCE BENEFITS

The Plan will provide selected Eligible Employees with severance benefits that are designed to meet the specific facts and circumstances of each such termination. Severance benefits do not need to be uniform and no Employee shall have any right to any benefits or to any form of benefits except to the extent provided in a valid written severance offer from an authorized representative of Manitowoc and, if applicable, subject to the terms of a required Release Agreement.

SEVERANCE BENEFITS

All severance benefits under this Plan are provided at Manitowoc’s sole discretion and need not be uniform among all employees. In deciding whether to offer any benefits under this Plan, Manitowoc shall act in its capacity as an employer, and not in any fiduciary capacity under ERISA. No employee of Manitowoc or any Related Employer shall receive any severance, termination or other similar benefits unless offered under this Plan.

Notwithstanding the fact that this Plan does not offer or guarantee any specific benefits for any Eligible Employee, Manitowoc will generally consider two different types of severance benefits: (a) taxable Severance Pay; and (b) Reimbursement of COBRA Expenses. The Board of Directors and the Compensation Committee of Manitowoc have the exclusive authority to authorize severance benefits for elected officers of Manitowoc. The Board of Directors and the Compensation Committee have also granted both the Chief Executive Officer and the Senior Vice President of Human Resources and Administration of Manitowoc the power to individually authorize Plan benefits to other employees of Manitowoc and each Related Employer. No one other than the Board of Directors or the Compensation Committee of Manitowoc, or the individuals designated above shall have any authority to offer or authorize any severance benefits to any employee of Manitowoc or any Related Employer.

(a) Severance Pay. Manitowoc may agree to provide cash severance payments to a Participant in either a single lump-sum or in a series of ongoing payments. Ongoing payments may be limited such that they will end or be reduced to the extent that a Participant secures alternative employment. The Plan Administrator shall be responsible for determining whether Manitowoc has agreed to provide an Eligible Employee with such benefits and determining whether a Participant continues to be eligible to receive any ongoing benefits under that arrangement. Without limiting its discretion not to pay any severance hereunder, in accordance with the Employee Matters Agreement between Manitowoc and The Manitowoc Company, Inc., to the extent Manitowoc agrees to provide any cash severance payments to U.S. Transferred Employees (as defined in the Employee Matters Agreement), it will credit such U.S. Transferred Employees with their service with The Manitowoc Company, Inc. and its affiliates prior to the Manitowoc Foodservice Employment Date (as defined in the Employee Matters Agreement).

(b) Reimbursement of COBRA Expenses. Manitowoc may also agree to reimburse a Participant for some or all of his or her COBRA Expenses for a specified period of time. In order to be eligible for the Reimbursement of COBRA Expenses, the Participant must execute a valid election pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) within the applicable time requirements. The Participant must submit proof of COBRA expenditures to the Plan Administrator, and the Plan Administrator shall issue appropriate reimbursements in a timely manner. Reimbursements for COBRA Expenses may be provided for any period of time and need not be tied to the length or duration of severance benefits noted above.

(c) Additional Benefits or Perquisites. Manitowoc shall have the authority to provide additional or alternative benefits in addition to or in lieu of the Severance Pay and/or Reimbursement of COBRA Expenses referenced above.

Manitowoc intends for the payments under this Agreement to be exempt from the application of Code Sections 409A and 280G, but does not guarantee any specific tax results for any individual employee. With the preceding intent in mind, Manitowoc shall not knowingly provide any benefit under this Plan unless such benefit, when considered together with all other compensation and benefits, qualifies for one or more of the exemptions set forth in Treasury Regulation Sections 1.409A-1(b)(4) (short-term deferrals), 1.409A-1(b)(5) (stock and equity-based compensation exclusions), 1.409A-1(b)(9) (separation pay plans) and/or 1.409A-1(b)(10) (legal settlements). Similarly, Manitowoc shall not knowingly provide any benefit under this Plan unless, when considered together with all other compensation and benefits, such benefits will not constitute excess parachute payments under Code Section 280G.

WAIVER AND RELEASE

Some or all of any benefits provided under this Plan may be conditioned upon the Participant’s execution of a valid and binding Release Agreement. If Manitowoc does require a Release Agreement and that Release Agreement allows the Participant to revoke his or her release after it has been signed, then all benefits that have been conditioned upon the execution of that Release Agreement shall be deferred until after that revocation period has expired, and such benefits will be conditioned upon the individual not revoking that Release Agreement.

PAYMENT

Severance benefits will be paid in accordance with such schedule as Manitowoc establishes at the time that severance benefits are offered under this Plan. All legally required taxes and any sums owing to Manitowoc or any other Related Employer shall be deducted from the severance benefits otherwise paid under this Plan.

In order to receive your benefits, you must file an application for such benefits with the Plan Administrator. This section describes the application process and your right to have a decision regarding your benefits reviewed.

FILING AN APPLICATION

If you (or your beneficiary) believe that you are entitled to a benefit under the Plan, you should submit an application for benefits (a claim) to the Plan Administrator. Your application should be in writing, and may be required to be on a form provided by the Plan Administrator.

DECISION ON APPLICATION

Unless special circumstances exist, the Plan Administrator will process an application within ninety (90) days after the application is filed. Within that ninety- (90-) day period, you should receive either a notice of the decision or a notice that: (a) explains the special circumstances which are causing the delay; and (b) sets a date, no later than one hundred and eighty (180) days after the Administrator received your application, by which the Administrator expects to render the final decision.

LACK OF NOTICE

If you do not receive a notice within the time described above, you can assume that your claim has been denied, and you may file a request for appeal as described below.

DENIAL OF CLAIM

If the Plan Administrator partially or wholly denies your application for benefits, you will receive a written notice which will include: (a) the specific reason or reasons for the denial; (b) specific references to pertinent provisions of the Plan document on which the denial is based; (c) a description of any additional material or information which you must provide to prove your claim, and an explanation of why that material or information is needed; and (d) the steps you must take to appeal the denial of your claim. You may file a request for appeal as described below.

RIGHT TO APPEAL A DENIED CLAIM

You or your duly authorized representative may file a written appeal of the denial with the Plan Administrator no later than sixty (60) days after you receive the notice that your claim has been partially or wholly denied. You may include any issues, comments, statements or documents that you wish to provide with your written appeal. You or your duly authorized representative may review all pertinent Plan documents when preparing your request.

FINAL DECISION ON APPEALED CLAIM

In most instances, the Plan Administrator will issue a final decision on an appeal within sixty (60) days after the Plan Administrator receives the appeal request. If the Plan Administrator is unable to process your appeal within sixty (60) days, you will receive an extension notice before the sixty- (60-) day period expires. The extension notice will include: (a) the special circumstances (such as the need to hold a hearing) which are causing the delay; and (b) the date, no later than one hundred and twenty (120) days after the date the Plan Administrator received your written appeal, by which the Administrator expects to render the final decision. The Plan Administrator’s decision will explain the reasons for the decision and will refer to the provisions of the Plan document on which the decision is based. If you do not receive a notice within the time periods described in this paragraph, you may assume that your appeal has been denied on review. If you do not follow the claim application and appeal procedures set forth in this section, you will be precluded from later bringing any action, in either state or federal court or any other forum, for benefits under this Plan.

The following information is important to your understanding of the Plan and is provided to further clarify how the Plan operates.

PLAN ADMINISTRATOR

Manitowoc has the exclusive right to serve as the Plan Administrator or to appoint another individual, entity, or group of individuals or entities to serve as the Plan Administrator. Any person or entity appointed to serve in lieu of Manitowoc may resign at any time by filing a written notice of resignation with Manitowoc and may be removed at any time by Manitowoc.

The Plan Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to effectuate the provisions of the Plan. The Plan Administrator shall have the exclusive right to interpret the Plan, shall determine all questions arising in the administration, interpretation and application of the Plan documents, to resolve ambiguities, inconsistencies and omissions related thereto, and shall, from time to time, formulate and issue such rules and regulations as may be necessary for the purpose of administering the Plan. Any interpretation, determination, rule or regulation issued by the Plan Administrator shall be conclusive and binding on all persons. In any review of such an interpretation, determination, rule or regulation, the Plan Administrator’s decision shall be given deference and shall be set aside by a reviewing tribunal only in the event the Plan Administrator acted in an arbitrary and capricious manner.

The Plan Administrator and all fiduciaries of this Plan shall discharge their duties with respect to the Plan solely in the interest of the Eligible Employees, for the exclusive purpose of providing benefits to Eligible Employees and their beneficiaries and deferring reasonable expenses of administering the Plan with care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use and in accordance with the Plan documents and instruments, insofar as such documents and instruments are consistent with the provisions of ERISA and any acts amendatory thereto.

The Plan Administrator shall maintain accounts showing the fiscal transactions of the Plan and such books and records as may be necessary to comply with ERISA, governmental regulations issued thereunder and other applicable law. The Plan Administrator shall timely file or cause to be timely filed, all annual reports, financial and other statements as may be required of the Plan Administrator by any federal or state statute, agency or authority. The Plan Administrator shall timely furnish or cause to be furnished, all such reports, statements and other documents as may be required by any federal or state statute, agency or authority to be furnished by the Plan Administrator to any Eligible Employee, beneficiary or interested party.

The Plan Administrator shall have the authority to accept service of process on behalf of the Plan.

To the extent that a fiduciary may be relieved of liability under Section 410(a) of ERISA for a breach of any responsibility, obligation or duty imposed by Title 1, Part 4 of ERISA, no fiduciary shall be liable for any action or failure to act hereunder, except for bad faith, willful misconduct or gross negligence. To the extent that a fiduciary may be relieved of liability under Section 410(a) of ERISA for a breach of another fiduciary of any responsibility, obligation or duty imposed by Title 1, Part 4 of ERISA, no fiduciary shall be personally liable for a breach committed by any other fiduciary, unless the fiduciary: (a) knowingly participated in or knowingly concealed a breach by such other fiduciary; (b) by his failure to comply with his fiduciary duties, has enabled such other fiduciary to commit a breach; or (c) has failed to make reasonable efforts under the circumstances to remedy the breach of another fiduciary of which he has knowledge. To the same extent, no fiduciary shall be personally liable for the acts or omissions of any attorney or agent employed by a fiduciary hereunder, if such attorney or agent shall have been selected with reasonable care.

PLAN PERMANENCY

Manitowoc reserves the right to amend the Plan in every respect at any time, either before or after termination hereof, or from time to time (and retroactively if deemed necessary or appropriate to conform to governmental regulations or other policies). Manitowoc also reserves the right to terminate this Plan at any time. Any action to amend or terminate this Plan may be taken by Manitowoc’s Board of Directors or its express delegate(s).

LIMITATION ON LIABILITY

In no event shall the Plan Administrator or any employee, officer or director of the Plan Administrator incur any liability for any act or failure to act unless such act or failure to act constitutes a lack of good faith, willful misconduct or gross negligence with respect to the Plan.

COMPLIANCE WITH ERISA

Notwithstanding any other provisions of this Plan, a fiduciary or other person shall not be relieved of any responsibility or liability for any responsibility, obligation or duty imposed upon such person pursuant to ERISA.

NONALIENATION OF BENEFITS

Neither Eligible Employees nor Participants have any vested right to benefits under this Plan. Plan benefits shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien or charge. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to Plan benefits shall be void, except to the extent required by law.

EMPLOYMENT NOT GUARANTEED

The establishment of this Plan, its amendments and the granting of a benefit pursuant to the Plan shall not give any individual the right to continued employment with Manitowoc or any Related Employer, or limit the right of Manitowoc or any Related Employer to dismiss or impose penalties upon the individual or modify the terms of employment of any individual.

ERRONEOUS OR EXCESSIVE PAYMENTS

In the event any payment is made under this Plan to any individual who is not entitled to such payment (whether such payment is made as the result of a mistake of fact or law), the individual shall return such erroneous or excessive payment(s). The Plan Administrator shall have the right to bring legal action to recover such amounts and/or reduce future payments due to such individual by the amount of any such erroneous or excessive payment(s). This provision shall not limit the rights of the Plan Administrator to recover such overpayments in any other manner.

CONTRARY REPRESENTATIONS

No employee, officer, or director of Manitowoc or any Related Employer has the authority to alter, vary, or modify the terms of the Plan except by means of an authorized written amendment to the Plan that is approved by Manitowoc’s Board of Directors or its express delegate(s). No verbal representations contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Plan Administrator, Manitowoc or any Related Employer.

NO FUNDING

No individual shall acquire, by reason of this Plan, any right in or title to any assets, funds, or property of Manitowoc or any Related Employer. Any severance pay benefits that become payable under the Plan are unfunded obligations of Manitowoc and shall be paid from Manitowoc’s general assets. No employee, officer, director or agent of Manitowoc or any Related Employer guarantees in any manner the payment of benefits under this Plan.

APPLICABLE LAW

This Plan shall be governed and construed in accordance with ERISA and in the event that any references shall be made to state law, the internal laws of the State of Wisconsin shall apply.

OFFSET

The benefits payable under this Plan, if any, are the maximum amount made available to any employee of Manitowoc and each Related Employer due to an involuntary termination of employment. To the extent that a federal, state or local law may mandate that Manitowoc or a Related Employer make a payment to any individual due to his or her involuntary termination of employment, that individual’s benefit(s) under this Plan, if any, shall be reduced by such amount.

SEVERABILITY

If any provision of the Plan is found, held, or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

This section describes your rights under the Employee Retirement Income Security Act of 1974 (as amended) (“ERISA”).

Eligible Employees are entitled to certain rights and protections pursuant to the Employee Retirement Income Security Act of 1974 (“ERISA”). Each Employer and the Plan Administrator intends to operate the Plan fairly and to comply fully with ERISA. If you have a question about the Plan, how it is run and how it affects you, you should contact the Plan Administrator. ERISA provides that all Plan participants shall be entitled to:

(a) Examine without charge at Manitowoc’s office and at each Related Employer location, all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

(b) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator; the Plan Administrator may make a reasonable charge for the copies.

(c) Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties on the people who are responsible for the operation of the Plan. The people who operate the Plan, the Plan Administrator and other appointed advisors, called “fiduciaries” of the Plan, have a duty to operate the Plan prudently and in the interest of you and other Eligible Employees. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a payment or exercising your rights under ERISA. If your claim for payment is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees. (For example, if it finds your claim is frivolous.)

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights pursuant to ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor.

You may need to contact Manitowoc or the Plan Administrator if you have any questions regarding the Plan. The following information will help you to do this.

Plan Sponsor	Manitowoc Foodservice, Inc.
2227 Welbilt Boulevard
New Port Richey, FL 34655

Plan Administrator and Agent	Manitowoc Foodservice, Inc.
For Service of Legal Process	2227 Welbilt Boulevard
New Port Richey, FL 34655

Employer Identification Number	47-4625716

Plan Identification Number	503

Plan Year	January 1 through December 31